Exhibit 99.1

Edge Therapeutics Reports Fourth Quarter and Full-year 2015 Financial Results

Conference Call today at 8:30 am ET

BERKELEY HEIGHTS, N.J. – March 8, 2016 – Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical stage biotechnology company developing novel hospital-based therapies in the management of acute, life threatening conditions, today announced financial results and corporate highlights for the fourth quarter and full year ended December 31, 2015.

“2015 was a transformative year for Edge,” said Brian A. Leuthner, Edge’s President and Chief Executive Officer.  “We completed our Phase 1/2 NEWTON study with our lead program EG-1962, which met all primary and secondary endpoints and showed favorable outcome data. In addition, we raised net proceeds of over $135 million in two financings giving us the financial strength to conduct a pivotal Phase 3 study for EG-1962 and advance our other pipeline products and development programs. We look forward to enrolling the first patient in NEWTON 2, our pivotal Phase 3 study of EG-1962, in mid-2016, and bringing this important and potentially life-changing medicine another step closer to those who suffer a ruptured brain aneurysm.”

2015 Highlights and Recent Events

•	Presented full data set from NEWTON Phase1/2 study at International Stroke Conference highlighting safety, favorable clinical outcomes, and reductions in ICU and hospital length of stay (LOS);

•	Granted Orphan Drug Designation for EG-1962 from the U.S. Food and Drug Administration (FDA) and European Commission on Orphan Medicinal Products;

•	Completed an initial public offering (IPO) resulting in net proceeds of approximately $82.8 million;

•	Reported positive top-line NEWTON study results, showing that EG-1962 met all primary and secondary endpoints; and all exploratory endpoints favored EG-1962;

•	Concluded the End-of-Phase 2 meeting with the FDA in which key elements of the Phase 3 study design were established; and

•	Raised approximately $52.4 million through a successful C-2 financing.

Financial Results

Cash Position: Cash and cash equivalents as of December 31, 2015 were $130.2 million, compared with $13.7 million at December 31, 2014. The increase was primarily due to net proceeds of approximately $82.8 million from Edge's initial public offering completed in October 2015, the draw-down of $3.0 million under the company’s loan facility with Hercules Technology Growth Capital, Inc. and net proceeds of approximately $52.4 million from the sale of preferred stock in April 2015, partially offset by cash used to fund Edge's operations.

R&D Expenses: Research and development expenses were $5.3 million in the fourth quarter of 2015 and $17.8 million for the year ended December 31, 2015, compared to $2.8 million and $8.5 million in the comparable periods in 2014. The increase in R&D expense was primarily due to increased spending on clinical activities as EG-1962 completed its North American Phase 1/2 NEWTON trial, costs to prepare for and additional personnel supporting Edge’s planned pivotal Phase 3 trial, increased personnel-related R&D expenses supporting the advancement of EDGE's other programs, and accrued expenses associated with the preclinical development of EG-1964.

G&A Expenses: General and administrative expenses were $3.6 million in the fourth quarter of 2015 and $8.7 million in the year ended December 31, 2015, compared to $1.2 million and $4.7 million in the comparable periods in 2014. The increase in G&A expenses was largely due to an increase in personnel-related costs and professional fees to support public company operations.

Net Loss: Net loss was $8.0 million for the fourth quarter and $28.1 million for the year ended December 31, 2015, compared to net loss of $3.2 million and $12.2 million for the comparable periods of 2014.

Conference Call Details
Edge will host a conference call and webcast today, Tuesday, March 8, 2016 at 8:30 a.m. Eastern Time to discuss its fourth quarter and full year 2015 financial results.  To access the call, please dial (877) 356-0125 or (864) 568-3288 for international callers, and referencing participant code 47106171 approximately 15 minutes prior to the call. A replay of the call may be accessed through March 22, 2016 on the investor section of company’s website by dialing (855) 859-2056 or (404) 537-3406 for international callers, and referencing participant code 47106171. A live webcast of the conference call will be available on the investor relations section of the company’s web site at www.edgetherapeutics.com.

About Edge Therapeutics, Inc.

Edge Therapeutics, Inc. is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms in the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. EG-1964, Edge’s second product candidate, is being evaluated as a potential prophylactic treatment in the management of chronic subdural hematoma, to prevent recurrent bleeding on the surface of the brain.

About EG-1962

EG-1962 is a novel polymeric nimodipine microparticle containing nimodipine suspended in a diluent of hyaluronic acid that utilizes the Company’s proprietary PrecisaTM development platform designed to improve patient outcomes following aSAH. EG-1962 has been granted orphan drug designation by the U.S. Food and Drug Administration and the European Commission on Orphan Medicinal Products for the treatment of patients with aSAH.

About aSAH

An aneurysmal subarachnoid hemorrhage, or aSAH, is a brain hemorrhage after which blood from a ruptured aneurysm enters the subarachnoid space, the area between the middle and deepest protective layers of the brain. Approximately 600,000 individuals worldwide suffer an aSAH annually. In the US, approximately 35,000 aSAH patients, with an average age of 52, arrive alive at the hospital each year, and approximately 75% of these patients die or suffer permanent brain damage.

About the NEWTON Study

The NEWTON study was a multicenter, randomized, controlled, open-label Phase 1/2 trial evaluating the safety, tolerability and pharmacokinetics of escalating doses of EG-1962 compared to the current standard of care, oral nimodipine, in subjects with aSAH. Of the total of 72 patients enrolled in North America, 54 patients were randomized to receive EG-1962 and 18 patients were randomized to receive oral nimodipine. Dose escalation was not limited by any dose-limiting toxicity, and no safety signal was identified that would preclude further development. Pooled efficacy results of the NEWTON study showed that 60% of patients treated with EG-1962 achieved a favorable outcome (scores of 6-8 as measured by the Extended Glasgow Outcome Score (GOSE)) at 90 days compared to 28% of patients in the active control standard of care oral nimodipine arm who achieved a favorable outcome.

For additional information about Edge Therapeutics, please visit www.edgetherapeutics.com.

Forward-Looking Statements

This press release and any statements of representatives and partners of Edge Therapeutics, Inc. (the “Company”) related thereto that are not historical in nature (including but not limited to the timing of the enrollment of the first patient in the NEWTON 2 trial) contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond the Company’s control) as described under the heading “Risk Factors” in the Company’s filings with the United States Securities and Exchange Commission. The Company assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor Contact:
Allison Wey
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: awey@edgetherapeutics.com

EDGE THERAPEUTICS, INC.
Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$130,189,421	$13,728,972
Prepaid expenses and other current assets	1,081,084	212,981
Deferred issuance costs	-	1,405,396
Total current assets	131,270,505	15,347,349

Property and equipment, net	2,766,992	1,443,982
Other assets	55,161	55,161

Total assets	$134,092,658	$16,846,492

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$2,584,249	$2,045,782
Accrued expenses	3,734,348	1,582,162
Short term debt	2,271,111	265,265
Total current liabilities	8,589,708	3,893,209

Noncurrent liability:
Warrant liability	-	1,671,106
Long term debt	3,025,423	2,327,515

Convertible preferred stock, 5,000,000 and 17,000,000 shares authorized at December 31, 2015 and 2014, respectively

Series C-1 - 7,000,000 shares authorized, 3,558,890 shares issued and outstanding at December 31, 2014 (liquidation preference $20,819,976 at December 31, 2014)	-	14,660,944
Series C - 5,000,000 and 6,000,000 shares authorized at December 31, 2015 and December 31, 2014, repectively 4,697,314 shares issued and outstanding (liquidation preference $25,128,853 at December 31, 2014)	-	17,861,076
Series B-1 - 500,000 shares authorized, 359,935 Series B-1 shares issued and outstanding at December 31, 2014 (liquidation preference $629,886 at December 31, 2014)	-	477,191
Series B - 2,500,000 shares authorized, 2,415,116 shares issued and outstanding at December 31, 2014 (liquidation preference $3,018,895 at December 31, 2014)	-	2,991,979
Series A - 1,000,000 shares authorized, 864,500 shares issued and outstanding at December 31, 2014 (liquidation preference $864,500 at December 31, 2014)	-	797,219

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.00033 par value, 75,000,000 shares and 35,000,000 shares authorized at December 31, 2015 and 2014, respectively, 28,810,845 shares and 1,688,475 shares issued and outstanding at December 31, 2015 and 2014, respectively	9,720	770
Additional paid-in capital	184,721,777	1,984,399
Accumulated deficit	(62,253,970)	(29,818,916)
Total stockholders' equity (deficit)	122,477,527	(27,833,747)

Total liabilities and stockholders' equity (deficit)	$134,092,658	$16,846,492

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(unaudited)
Operating expenses:
Research and development expenses	$5,265,496	$2,837,501	$17,839,951	$8,473,522
General and administrative expenses	3,605,884	1,179,857	8,658,867	4,720,661

Total operating expenses	8,871,380	4,017,358	26,498,818	13,194,183

Loss from operations	(8,871,380)	(4,017,358)	(26,498,818)	(13,194,183)

Other income (expense):
Warrant remeasurement	-	398,543	(1,879,823)	582,360
Interest income	6,274	349	9,084	2,941
Interest expense	(201,447)	(135,207)	(816,494)	(183,179)

Loss before income taxes	(9,066,553)	(3,753,673)	(29,186,051)	(12,792,061)

Benefit for income taxes	1,107,405	590,675	1,107,405	590,675

Net loss and comprehensive loss	(7,959,148)	(3,162,998)	(28,078,646)	(12,201,386)

Cumulative dividend on Series C , C-1 and C-2 convertible preferred stock	(99,325)	(498,594)	(4,356,408)	(1,580,701)

Net loss attributable to common stockholders	$(8,058,473)	$(3,661,592)	$(32,435,054)	$(13,782,087)

Loss per share attributable to common stockholders basic and diluted	$(0.30)	$(2.17)	$(4.01)	$(8.16)

Weighted average common shares outstanding basic and diluted	27,286,273	1,688,475	8,087,924	1,688,475